UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): (March 12, 2003)

GERBER SCIENTIFIC, INC. (Exact name of Registrant as specified in its charter)

CONNECTICUT	1-5865	06-0640743
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

83 Gerber Road West, South Windsor, Connecticut	06074
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, including area code:	(860-644-1551)

Not Applicable
(Former name or former address, if changes since last report)

Item 5.     Other Events

See the following press release, dated March 12, 2003, announcing the Company's fiscal 2003 third-quarter results:

For Immediate Release	Contact: Shawn M. Harrington
March 12, 2003	(860) 644-1551

GERBER SCIENTIFIC REPORTS FISCAL 2003 THIRD-QUARTER EARNINGS
OF 7 CENTS A SHARE VS. YEAR-AGO LOSS OF 17 CENTS A SHARE

Steady Operating Profit and Cash Flow Generation Continues

SOUTH WINDSOR, CT -- Gerber Scientific, Inc. (NYSE: GRB) today reported third-quarter earnings of $0.07 per diluted share on revenues of $122.0 million for the period ended January 31, 2003, compared with a year-ago loss of $0.17 per diluted share on revenues of $116.7 million. Foreign currency translation contributed approximately $8.9 million to third quarter revenues compared to the prior year but did not materially affect diluted earnings per share due primarily to hedge losses incurred upon the settlement of forward exchange contracts. Net loss in last year's third quarter included restructuring charges attributable to employee separations of $3.9 million, or $0.18 per diluted share, and the income of a business disposed of in this year's first quarter amounting to $0.2 million, or $0.01 per diluted share.

"Gerber Scientific made good progress in its third quarter of fiscal 2003, with the turnaround of the Company proceeding in line with our expectations," said Marc Giles, president and chief executive officer. "Highlights of the quarter included continued steady cash flow and a solid earnings performance driven by ongoing improvements in operations. We also successfully met our debt repayment goals for the period."

Commenting on the Company's supply-chain shared-services initiative, which is proceeding as planned, Giles stressed that Gerber must continue its focus on operational improvements to maintain its positive momentum. "The overall economic outlook remains weak, demand for our capital equipment products has not improved, and competitive pressures are holding down prices," said Giles. "The Company's shared-services initiative focuses on the integration of all supply-chain activities, from purchasing, materials and inventory management, and manufacturing, to the logistics functions of two of the Company's subsidiaries - Gerber Scientific Products and Gerber Technology. It also includes optimizing the Company's real-estate utilization and capitalizing on additional opportunities to leverage purchasing and logistics activities in the Gerber Coburn and Spandex subsidiaries." When completed, Gerber's shared-services initiative is expected to generate more than $10.0 million in net annual operating efficiency improvements.

The Company's management noted that the shared-services initiative is expected to result in employee separation costs and related charges of approximately $1.5 million to be recorded in the fourth quarter of fiscal 2003 and are expected to represent approximately $5.0 million of the total expected annual operating efficiency improvements.

For the nine months ended January 31, 2003, the Company reported earnings of $0.37 per diluted share on revenues of $376.7 million, compared with a year-ago loss of $5.23 per diluted share ($5.19 of which was the result of an accounting change that led to a goodwill impairment charge of $114.7 million) on revenues of $373.2 million. Excluding the income and gain on sale of a business divested in the fiscal 2003 first-quarter and the year-ago goodwill impairment charges, earnings from continuing operations for the nine months ended January 31, 2003 were $0.31 per diluted share compared with a loss of $0.07 per diluted share in the prior year period. The prior year's results also included the restructuring charge of $0.18 cents per diluted share noted above.

Third-Quarter Consolidated Results

Third-quarter revenue and order entry was $122.0 million and $124.4 million, respectively, compared with $116.7 million and $113.9 million a year ago. The Company's backlog of orders grew $2.4 million to $34.3 million in the third quarter due primarily to an incremental equipment order received by the Ophthalmic Lens Processing segment from a large retail chain. Segment profit (defined as earnings before interest and taxes) for the quarter increased to $7.7 million, from $4.6 million in the third quarter of 2002. The prior year third quarter segment profit included $2.8 million of restructuring charges. Corporate expenses of $4.2 million in the third quarter were 35.5%, or $2.3 million, less than the prior year primarily due to restructuring charges of $2.2 million recorded in the third quarter of the prior year. The Company incurred legal and professional fees associated with the U.S. Securities and Exchange Commission's investigation of approximately $0.1 million and $3.7 million for the three- and nine-months ended January 31, 2003, respectively, versus $0.3 million and $1.0 million in the comparable prior year periods. Net interest expense decreased to $2.0 million in the third quarter, down $1.1 million from a year ago, due to lower debt balances and lower average interest rates. The lower debt balances were the result of steady free cash flow generation (defined as operating cash flow less capital expenditures) and proceeds from non-strategic asset sales during the year. The consolidated tax rate from continuing operations was 6.4% for the third quarter and 23.3% for the current year versus the statutory rate of 35.0%. The third quarter rate reflects a cumulative adjustment to lower the Company's tax rate to 23.3% for the year as a result of greater benefits related to foreign tax planning strategies and increased earnings generated by international subsidiaries with lower effective tax rates.

Third-Quarter Segment Results

The Apparel and Flexible Materials reported segment profit increased $1.8 million to $3.2 million from the comparable prior year period. Excluding the effect of $1.5 million in restructuring charges recorded in the third quarter of the prior year, segment profit increased 11.5%, or $0.3 million. Revenues decreased 1.0%, or $0.2 million, to $37.3 million in the third quarter from the comparable period of the prior year. Foreign currency translation contributed $2.4 million to the third quarter fiscal 2003 revenue figure. Excluding the effects of foreign currency translation, the revenue decline was due primarily to the general weakness for capital goods purchases as well as the continued migration of apparel and furniture production to lower cost overseas markets and the related factory automation lag in those markets. Segment gross margin of 45.5% in the third quarter of fiscal 2003 was down 0.5% from the corresponding period of the prior year due primarily to a shift in the product mix toward multi-ply cutting equipment. Segment new order entry in the quarter was $38.5 million, an increase of 9.1% from the prior year. Backlog increased 1.4% from the beginning of the current year to $27.7 million.

The Sign Making and Specialty Graphics reported segment profit increased $0.9 million to $3.2 million from the comparable prior year period. Excluding the effect of $1.0 million in restructuring charges recorded in the third quarter of the prior year, segment profit decreased 3.3%, or $0.1 million. Revenues increased 6.6%, or $3.9 million, to $63.0 million. Foreign currency translation contributed $6.3 million to the third quarter fiscal 2003 revenue figure. Excluding the effects of foreign currency translation, the lower current year revenue was the result of continued soft economic conditions for the segment's capital equipment products, particularly in North America, as well as a sales shift from higher quality proprietary aftermarket supplies to lower priced, more cost-competitive supplies. Segment gross margin of 28.8% for the quarter was down 0.6% from the same period of the prior year. The decrease in gross margin was primarily related to the lower volume noted above, unfavorable sales mix, and unfavorable factory overhead absorption due to the lower business volume.

The Ophthalmic Lens Processing reported segment profit increased $0.4 million to $1.2 million from the comparable prior year period. Excluding the effect of $0.3 million in restructuring charges recorded in the third quarter of the prior year, segment profit increased 9.6%, or $0.1 million. Revenues increased 8.0%, or $1.6 million, to $21.7 million in the third quarter from the comparable period of the prior year. The effect of foreign currency translation was not significant. Segment gross margin increased to 32.0% for the quarter, up 0.7% from the corresponding period of the prior year. The increased sales volume was primarily the result of incremental automated lens processing equipment sales to a large retail customer in the United States. This offset the effect of lower industry prescription volumes for spectacle lens eyewear, which affected both sales of the segment's capital equipment products to wholesale lens production laboratories and aftermarket products. The slightly higher gross margin was the result of both the overall higher sales volume and manufacturing productivity gains. On July 1, 2002, the Company completed the sale of Stereo Optical Company, Inc., which was included in the Ophthalmic Lens Processing segment. Both the gain on disposition and the discontinued company's results from operations are excluded from the Ophthalmic Lens Processing segment's operating results reported above.

Financial Condition

The Company's total debt was reduced by $11.5 million and $24.3 million for the three- and nine-month periods ended January 31, 2003, respectively. This was the result of asset sales, operating earnings, working capital improvements, and lower capital expenditures. At January 31, 2003, the Company had $16.9 million in cash and cash equivalents and $103.7 million in debt. The ratio of debt to capitalization was 49.8% at January 31, 2003 compared with 60.3% at April 30, 2002.

At January 31, 2003, the majority of the Company's debt was classified as short-term borrowings since its existing credit facility expires within one year's time (August 15, 2003). The Company fully expects to secure new financing before the expiration date of the current credit facility and has engaged a leading bank to complete the refinancing. If and when new financing is secured, it is the Company's expectation that these short-term borrowings will be reclassified back to long-term debt. The Company was in compliance with all covenants related to its credit facility as of
January 31, 2003. However, the credit facility requires the Company to reduce its indebtedness to $80.0 million by April 30, 2003; borrowings under the facility were at $97.7 million as of January 31, 2003. Thus, arranging the new financing has a high priority. The Company expects that the new financing currently being discussed will meet its financing requirements for the next twelve months and beyond.

Like many other companies, market performance over the last two years has decreased the value of the assets held by the Company's defined benefit pension plans. Lower market interest rates and plan asset returns have resulted in declines in pension plan asset performance and funded status. As a result, the Company will lower the plans' pension obligation discount rate and expected return on plan assets upon the final measurement of the plans' funded status in the fourth quarter to reflect current economic conditions. With these changes, the Company expects to recognize a minimum pension liability through a non-cash after-tax reduction to shareholders' equity in the range of $8.0 to $14.0 million in the fourth quarter. Although the Company doesn't expect to be required to make cash contributions to the defined benefit plans next fiscal year, pension expense is expected to be higher next year because of these changes.

Outlook

The current economic outlook and demand for the Company's capital equipment products remains challenging, particularly in the markets served by our Apparel and Flexible Materials and Sign Making and Specialty Graphics businesses. Accordingly, the Company's focus is on continuing to implement its cost reduction initiatives, including supply chain optimization and warehouse consolidation, to further reduce those businesses' cost structures. The Company continues to encourage and support new product development across the organization so that it is well positioned to take advantage of the opportunities created by a sustained recovery. Enhancing the Company's geographic diversity also continues to be a priority, particularly in the Apparel and Flexible Materials segment, as evidenced by the Company's increasing presence in Asia to better serve those growing markets.

The weak global economy and political uncertainty continues to make forecasting demand for the Company's capital equipment products challenging. Because of this and many other risks and uncertainties, some of which are cited below and in our Annual Report on Form 10-K for the fiscal year ended April 30, 2002, it is difficult to predict future results. However, on the basis of the cost reduction actions management has already put in place and those it is currently implementing, management expects that the Company's earnings will continue to increase on a year-over-year basis.

About Gerber Scientific, Inc.

Gerber Scientific, Inc. (http://www.gerberscientific.com) is the world's leading supplier of sophisticated automated manufacturing systems that enable mass customization in sign making and specialty graphics, apparel and flexible goods, and optical lens processing. Headquartered in South Windsor, Connecticut, the Company operates through four wholly owned subsidiaries: Gerber Scientific Products and Spandex PLC, Gerber Technology, and Gerber Coburn.

Note: All prior period comparisons contained in the release are made "as restated" reflecting the previously announced restatement of the Company's historical financial statements following a review of the Company's financial reporting. Also, certain reclassifications have been made to the prior year amounts to conform with the current year presentation.

Safe Harbor Statement:

In addition to the historical information contained herein, there are matters discussed that are considered to be "forward-looking statements." The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. These forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, and services, that could significantly affect results in the future. For a discussion of other risk factors relating to the Company's business, see the Company's Quarterly Report on Form 10-Q for the quarters ended July 31, 2002 and October 31, 2002 and its Annual Report on Form 10-K for the year ended April 30, 2002, as filed with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date of this release, and the Company assumes no obligation to update or revise any forward-looking statements contained in this release.

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)	Three Months Ended January 31,		Nine Months Ended January 31,
		(Restated)		(Restated)
In thousands (except per share amounts)	2003	2002	2003	2002

Revenue:
Product sales	$108,679	$104,995	$335,775	$337,059
Service	13,324	11,691	40,886	36,135
	122,003	116,686	376,661	373,194
Costs and Expenses:
Cost of product sales	72,581	69,402	223,194	223,322
Cost of service	7,351	6,406	21,688	20,197
Selling, general and administrative	31,864	31,057	95,994	95,196
Research and development expenses	6,707	6,388	19,499	20,595
Restructuring charges	(182)	5,015	(282)	4,959
Write-down of assets	---	269	---	351
	118,321	118,537	360,093	364,620
Operating income (expense)	3,682	(1,851)	16,568	8,574

Other expense	(133)	(35)	(1,339)	(726)
Interest expense	(1,977)	(3,102)	(6,354)	(9,709)

Income (loss) from continuing operations before income taxes	1,572	(4,988)	8,875	(1,861)
Provision (benefit) for income taxes	100	(1,085)	2,064	(365)
Income (loss) from continuing operations	1,472	(3,903)	6,811	(1,496)
Discontinued operations:
Income from operations of disposed business, net of tax	---	160	172	684
Gain on sale of disposed business, net of tax	---	---	1,222	---
Income (loss) before cumulative effect of accounting change	1,472	(3,743)	8,205	(812)
Cumulative effect of accounting change	---	---	---	(114,653)
Net earnings (loss)	$ 1,472	$ (3,743)	$ 8,205	$(115,465)
	=======	=======	=======	========
Earnings (loss) per share of common stock:
Basic:
Income (loss) from continuing operations	$ .07	$ (.18)	$ .31	$ (.07)
Discontinued operations	---	.01	.06	.03
Cumulative effect of accounting change	---	---	---	(5.19)
Net earnings (loss)	$ .07	$ (.17)	$ .37	$ (5.23)
	=======	=======	=======	=======

Diluted:
Income (loss) from continuing operations	$ .07	$ (.18)	$ .31	$ (.07)
Discontinued operations	---	.01	.06	.03
Cumulative effect of accounting change	---	---	---	(5.19)
Net earnings (loss)	$ .07	$ (.17)	$ .37	$ (5.23)
	=======	=======	=======	=======

Dividends	$ ---	$ ---	$ ---	$ ---

Average shares outstanding:
Basic	22,154	22,083	22,134	22,063
Diluted	22,270	22,083	22,144	22,063

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
In thousands	January 31, 2003	April 30, 2002
Assets:	(Unaudited)
Current Assets:
Cash and short-term cash investments	$ 16,883	$ 16,220
Accounts receivable, net of allowance for doubtful accounts of $7,614 and $7,229, respectively	85,115	84,539
Inventories	60,130	59,351
Deferred income taxes	12,298	11,951
Prepaid expenses	7,541	8,680
Net assets held for sale	---	3,968
	181,967	184,709
Property, Plant and Equipment:	121,425	116,125
Less accumulated depreciation	73,623	64,761
	47,802	51,364
Intangible Assets:
Goodwill	48,838	49,966
Prepaid pension cost	11,557	11,557
Patents and other intangible assets, net of accumulated amortization	6,879	6,918
	67,274	68,441
Deferred Income Taxes	3,089	2,959
Other Assets	4,028	4,120
	$304,160	$311,593
	=======	=======
Liabilities and Shareholders' Equity:
Current Liabilities:
Short-term line of credit	$ ---	$ 228
Credit facility	97,665	41,929
Accounts payable	37,169	41,756
Accrued compensation and benefits	17,866	19,136
Other accrued liabilities	24,838	23,613
Deferred revenue	7,802	6,969
Advances on sales contracts	1,275	897
	186,615	134,528
Noncurrent Liabilities:
Other liabilities	6,843	6,678
Long-term debt	6,000	86,000
	12,843	92,678
Contingencies and Commitments:
Shareholders' Equity:
Preferred stock, no par value; authorized 10,000,000 shares; no shares issued	---	---
Common stock, $1.00 par value; authorized 65,000,000 shares; issued 22,908,180 and 22,879,425 shares	22,908	22,879
Paid-in capital	43,809	44,090
Retained earnings	66,458	58,253
Treasury stock, at cost (752,783 and 773,546 shares, respectively)	(15,479)	(15,906)
Unamortized value of restricted stock grants	(265)	(411)
Accumulated other comprehensive income (loss)	(12,729)	(24,518)
	104,702	84,387
	$304,160	$311,593
	=======	=======

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)	Nine Months Ended January 31,
		(Restated)
In thousands	2003	2002
Cash Provided by (Used for):
Operating Activities:
Net earnings (loss)	$ 8,205	$(115,465)
Adjustments to reconcile net earnings (loss) to cash provided by operating activities:
Cumulative effect of accounting change	---	114,653
Depreciation and amortization	9,814	11,707
Restructuring charges	(282)	4,959
Gain on sale of disposed business, net of taxes	(1,222)	---
Write-down of assets	---	351
Deferred income taxes	(477)	2,450
Other non-cash items	933	802
Changes in operating accounts:
Receivables	5,571	16,828
Inventories	2,873	(682)
Prepaid expenses	2,484	(6,331)
Accounts payable and accrued expenses	(9,427)	(10,573)

Provided by Operating Activities	18,472	18,699

Investing Activities:
Additions to property, plant and equipment	(1,827)	(3,576)
Intangible and other assets	(818)	(1,378)
Proceeds from sale of assets	3,937	17,183
Proceeds from sale of disposed business	6,595	---

Provided by Investing Activities	7,887	12,229

Financing Activities:
New borrowings from credit facility	3,000	33,500
Repayments of credit facility	(28,999)	(69,461)
Net short-term financing	(254)	---
Debt issue costs	(1,246)	(563)
Exercise of stock options	---	97
Other common stock activity	38	(49)

(Used for) Financing Activities	(27,461)	(36,476)

Effect of exchange rate changes on cash	1,765	(426)

Increase (Decrease) in Cash and Short-Term Cash Investments	663	(5,974)
Cash and Short-Term Cash Investments, Beginning of Period	16,220	20,866

Cash and Short-Term Cash Investments, End of Period	$16,883	$14,892
	======	======

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES
SEGMENT INFORMATION

(Unaudited)
In thousands	Three Months Ended January 31,		Nine Months Ended January 31,
		(Restated)		(Restated)
Segment revenue:	2003	2002	2003	2002
Sign Making & Specialty Graphics	$ 63,019	$ 59,119	$198,285	$192,100
Apparel & Flexible Materials	37,281	37,477	113,765	121,217
Ophthalmic Lens Processing	21,703	20,090	64,611	59,877
	$122,003	$116,686	$376,661	$373,194
	=======	=======	=======	=======

Segment profit:
Sign Making & Specialty Graphics	$ 3,224	$ 2,284	$ 13,144	$ 12,920
Apparel & Flexible Materials	3,238	1,437	10,944	6,553
Ophthalmic Lens Processing	1,245	838	3,952	2,282
	7,707	4,559	28,040	21,755
Corporate expenses, net of other income/expense	(4,158)	(6,445)	(12,811)	(13,907)
Interest expense	(1,977)	(3,102)	(6,354)	(9,709)
Income (loss) from continuing operations before income taxes	$ 1,572	$(4,988)	$ 8,875	$(1,861)
	======	======	======	======

Segment profit for the three and nine months ended January 31, 2002 included restructuring charges of $1.0 million for the Sign Making and Specialty Graphics operating segment; $1.5 million for the Apparel and Flexible Materials operating segment; and $0.3 million for the Ophthalmic Lens Processing segment. Corporate expenses for the three and nine months ended January 31, 2002 included restructuring charges of $2.2 million.

Segment profit for the three and nine months ended January 31, 2003 included reversals of previously established restructuring reserves of $0.2 million and $0.3 million, respectively, for the Apparel and Flexible Materials operating segment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GERBER SCIENTIFIC, INC.
(Registrant)

Date:	March 12, 2003	By:	/s/ Shawn M. Harrington
Shawn M. Harrington Executive Vice President (Principal Financial and Accounting Officer)